EXECUTION COPY

SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT
dated as of September 21, 2007

among

AEROFLEX INCORPORATED
as Borrower,

CERTAIN SUBSIDIARIES OF AEROFLEX INCORPORATED,
collectively, as Guarantors,
VARIOUS LENDERS,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent

$120,000,000 Senior Subordinated Unsecured Credit Facility

4.9. No Material Adverse Change	68
4.10. [Reserved]	68
4.11. Adverse Proceedings, etc	68
4.12. Payment of Taxes	68
4.13. Properties	69
4.14. Environmental Matters	69
4.15. No Defaults	69
4.16. [Reserved]	69
4.17. Governmental Regulation	69
4.18. Margin Stock	69
4.19. Employee Matters	70
4.20. Employee Benefit Plans	70
4.21. Certain Fees	71
4.22. Solvency	71
4.23. [Reserved]	71
4.24. Compliance with Statutes, etc	71
4.25. Disclosure	71
4.26. Patriot Act	71
4.27. Restricted Subsidiaries	72

SECTION 5. AFFIRMATIVE COVENANTS	72
5.1. Financial Statements and Other Reports	72
5.2. Taxes	74
5.3. Corporate Existence	74
5.4. [Reserved]	75
5.5. [Reserved]	75
5.6. [Reserved]	75
5.7. [Reserved]	75
5.8. [Reserved]	75
5.9. [Reserved]	75
5.10. Additional Guaranties	75
5.11. [Reserved]	75
5.12. [Reserved]	75
5.13. Further Assurances	75
5.14. [Reserved]	75

SECTION 6. NEGATIVE COVENANTS	76
6.1. Indebtedness	76
6.2. Liens	82
6.3. [Reserved]	82
6.4. Restricted Payments	82
6.5. Restrictions on Subsidiary Distributions	87
6.6. [Reserved]	90
6.7. Designation of Restricted and Unrestricted Subsidiaries	90
6.8. Asset Sales	91
6.9. [Reserved]	93
6.10. [Reserved]	93

6.11. Transactions with Shareholders and Affiliates	93
6.12. Conduct of Business	96
6.13. Payments for Consent	96
6.14. [Reserved]	96
6.15. Successor Corporation Substituted	96
6.16. [Reserved]	96
6.17. Merger, Consolidation or Sale of Assets	96

SECTION 7. GUARANTY	98
7.1. Guaranty of the Loan Obligations	98
7.2. Contribution by Guarantors	98
7.3. Payment by Guarantors	99
7.4. Liability of Guarantors Absolute	99
7.5. Waivers by Guarantors	101
7.6. Guarantors’ Rights of Subrogation, Contribution, etc	102
7.7. Subordination of Other Obligations	102
7.8. Continuing Guaranty	102
7.9. Authority of Guarantors or Borrower	102
7.10. Financial Condition of Borrower	103
7.11. Bankruptcy, etc	103
7.12. Discharge of Guaranty	104
7.13. Subordination of Each Guarantor’s Guaranty	104

SECTION 8. EVENTS OF DEFAULT	104
8.1. Events of Default	104
8.2. Waivers of Past Defaults	107

SECTION 9. AGENTS	107
9.1. Appointment of Agents	107
9.2. Powers and Duties	107
9.3. General Immunity	108
9.4. Agents Entitled to Act as Lender	109
9.5. Lenders’ Representations, Warranties and Acknowledgment	109
9.6. Right to Indemnity	110
9.7. Successor Administrative Agent	110
9.8. Guaranty	111

SECTION 10. MISCELLANEOUS	111
10.1. Notices	111
10.2. Expenses	113
10.3. Indemnity	113
10.4. [Reserved]	114
10.5. Amendments and Waivers	114
10.6. Successors and Assigns; Participations	115
10.7. Independence of Covenants	118
10.8. Survival of Representations, Warranties and Agreements	118
10.9. No Waiver; Remedies Cumulative	119

10.10. Marshalling; Payments Set Aside	119
10.11. Severability	119
10.12. Obligations Several; Independent Nature of Lenders’ Rights	119
10.13. Headings	119
10.14. APPLICABLE LAW	119
10.15. CONSENT TO JURISDICTION	120
10.16. WAIVER OF JURY TRIAL	120
10.17. Confidentiality	121
10.18. Usury Savings Clause	121
10.19. Counterparts	122
10.20. Effectiveness	122
10.21. Patriot Act	122
10.22. Electronic Execution of Assignments	122
10.23. No Fiduciary Duty	122
10.24. Certificate and Opinion as to Conditions Precedent	123
10.25. Statements Required in Certificate or Opinion	123

SECTION 11. SUBORDINATION	124
11.1. Agreement to Subordinate	124
11.2. Liquidation; Dissolution; Bankruptcy	124
11.3. Default on Designated Senior Debt	124
11.4. Acceleration of Loans	125
11.5. When Distribution Must Be Paid Over	125
11.6. Notice by Borrower	126
11.7. Subrogation	126
11.8. Relative Rights	126
11.9. Subordination May Not Be Impaired by Borrower	126
11.10. Distribution or Notice to Representative	126
11.11. Rights of Administrative Agent and Paying Agent	127
11.12. Amendments	127

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Properties
	4.21	Certain Fees
	4.27	Unrestricted Subsidiaries

EXHIBITS:	A	Funding Notice
	B	Loan Note
	C	[Reserved]
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Offering Circular

v

SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

This SENIOR SUBORDINATED UNSECURED CREDIT AND GUARANTY AGREEMENT, dated as of September 21, 2007, is entered into by and among AEROFLEX INCORPORATED, a Delaware corporation (“Aeroflex”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Sole Lead Arranger, Sole Bookrunner and Syndication Agent (in such capacity, “Syndication Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $120.0 million, consisting of $120.0 million aggregate principal amount of Loans, the proceeds of which will be used on the Closing Date (i) to repay in full the entire principal amount of indebtedness owed by the Borrower under the Exchangeable Senior Subordinated Unsecured Credit Facility (as defined below) and (ii) to pay related transaction costs, fees, commissions and expenses in connection therewith;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder;

WHEREAS, on August 15, 2007, AX Acquisition entered into (a) a Senior Secured Credit Facility (as defined below) providing for (i) term loans in an aggregate principal amount of $525.0 million and (ii) a revolving credit facility in the amount of $50.0 million, (b) a Senior Unsecured Credit Facility (as defined below) providing for loans in an aggregate principal amount of $225.0 million, and (c) an Exchangeable Senior Subordinated Unsecured Credit Facility (as defined below) providing for loans in an aggregate principal amount of $120.0 million.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounting Change” means, with respect to any Person, any change in accounting principles applicable to such Person and required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or, if applicable, the SEC (or its successor agency).

“Acquired Debt” means, with respect to any specified Person:

1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of all of the issued and outstanding stock of Aeroflex pursuant to the Merger.

“Administrative Agent” has the meaning ascribed to such term in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of a Senior Officer of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Aeroflex” has the meaning ascribed to such term in the preamble hereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and“under common control with” have correlative meanings.

“Agent” means each of Administrative Agent and Syndication Agent and, solely for the purposes of Sections 9.3, 9.5, 9.6, 10.3 and 10.23 hereof, Goldman Sachs.

“Agent Affiliates” has the meaning ascribed to such term in Section 10.1(b).

 “Aggregate Amounts Due” has the meaning ascribed to such term in Section 2.17.

“Aggregate Payments” has the meaning ascribed to such term in Section 7.2. 2

“Agreement” means this Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Make-Whole Premium” means, as calculated by the Borrower, with respect to any Loans on any prepayment date, the greater of:

(1)	1.0% of the principal amount of such Loans; or

(2)	the excess of:

(a)
the present value at such prepayment date of (i) the prepayment price of such Loans at August 15, 2011 (such prepayment price being set forth in the table appearing in Section 2.13 (a)(i) hereof) plus (ii) all required interest payments due on such Loans through August 15, 2011 (excluding accrued but unpaid interest to such prepayment date), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over

(b)	the principal amount of such Loans, if greater.

“Applicable Rate” shall mean 11.750% per annum.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole shall be governed by Section 2.12(b) hereof and/or Section 6.17 hereof and not by Section 6.8 hereof; and

(2) the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer, sale or other disposition of assets (including Equity Interests) between or among the Borrower and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(4) the licensing of intellectual property or other general intangibles to third persons on terms approved by the Board of Directors in good faith;

(5) the sale, lease, sublease or other disposition of any property or equipment that is no longer used or has become damaged, worn-out, obsolete, or otherwise unsuitable or not required for the ordinary course of business of the Borrower or its Restricted Subsidiaries;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) a Restricted Payment that does not violate Section 6.4 hereof or a Permitted Investment;

(8) the sale, lease, sublease, license, sub-license, consignment, conveyance or other disposition of accounts receivable, equipment, inventory or other assets in the ordinary course of business, including leases or subleases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(9) the creation of a Lien (but not the sale or other disposition of property subject to such Lien);

(10) the issuance of Equity Interests by a Restricted Subsidiary of the Borrower in which the Borrower’s percentage interest (direct or indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to the issuance, is at least equal to its percentage interest prior thereto;

(11) leases, assignments or subleases of real or personal property to third persons either not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries or entered into in the ordinary course of business;

(12) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind;

(13) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property for use in a Permitted Business;

(14) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Facilities or the other security documents relating to any Indebtedness permitted under this Agreement;

(15) the transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

(16) the sale of accounts receivable in the ordinary course of business;

(17) the issuance or sale of Equity Interests in or Indebtedness of any Unrestricted Subsidiary; and

(18) the disposition of all or substantially all of the assets of the Borrower in a transaction permitted under Section 6.17.

“Asset Sale Offer” has the meaning ascribed to such term in Section 2.12(a).

“Asset Sale Offer Period” has the meaning ascribed to such term in Section 2.12(a).

“Asset Sale Payment Date” has the meaning ascribed to such term in Section 2.12(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” has the meaning ascribed to such term in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer, secretary, or other person expressly authorized by resolution or written consent to represent such entity in such capacity.

“AX Acquisition” means AX Acquisition Corp., a Delaware corporation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficiary” means each Agent and Lender.

“Board of Directors” means

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or Board of Directors of such company or of the sole member or of the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means Aeroflex.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

"Calculation Date" has the meaning ascribed to such term in the definition of Fixed Charge Coverage Ratio.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition), but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

1)	United States dollars;

2)
(a) euro, or any national currency of any participating member state of the European Monetary Union; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

3)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

4)
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Secured Credit Facility or with any domestic commercial bank having, at the time of the acquisition thereof, capital and surplus in excess of $500.0 million or any commercial bank of any foreign country having, at the time of acquisition thereof, capital and surplus in excess of $100.0 million (or the U.S. dollar equivalent thereof as of the date of determination);

5)
repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

6)	commercial paper having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 24 months after the date of acquisition;

7)
marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition;

8)
securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Moody’s or S&P (for purposes of this clause (8), variable rate bonds tied to short-term interest rates that are reset through an auction process that occurs no less frequently than once every 45 days shall be deemed to satisfy the foregoing maturity deadline, notwithstanding such bonds having a longer nominal maturity);

9)	investment or money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition;

10)
readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

11)	Indebtedness with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 24 months or less from the date of acquisition;

12)
Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's; and

13)
local currencies (or investments in local currencies having correlative attributes to the foregoing) held by the Borrower or any of its Restricted Subsidiaries, from time to time in the ordinary course of business.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than a Lien permitted by this Agreement or by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; or

(4) after an initial public offering of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, the first day on which (i) a majority of the members of the Board of Directors of the Borrower are not Continuing Directors, and (ii) the Principals and their Related Parties and any limited partners of the Principals do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of the Borrower representing more than 50% of the total voting power of the Voting Stock of the Borrower or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of the Borrower.

“Change of Control Offer” has the meaning ascribed to such term in Section 2.12(b).

“Change of Control Payment” has the meaning ascribed to such term in Section 2.12(b).

“Change of Control Payment Date” has the meaning ascribed to such term in Section 2.12(b).

“Closing Date” means the date on which the Loans are initially made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Commitment” means the Loan commitment of a Lender, and “Commitments” means such commitments of all Lenders. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $120.0 million.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profit or capital, including, without limitation, state, local and franchise taxes (such as the Pennsylvania capital tax and the Texas margin tax) (or the non-U.S-equivalent thereof) of such Person and its Restricted Subsidiaries for such period (including, without limitation, tax expenses of Foreign Subsidiaries and foreign withholding taxes paid or accrued for such period), to the extent that such provision for taxes was deducted (and not added back) in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period (plus any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees and any loss on early extinguishment of Indebtedness excluded from the definition of the term “Fixed Charges”), to the extent that such Fixed Charges were deducted (and not added back) in computing such Consolidated Net Income; plus

(3) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles and deferred financing costs or fees, and all expenditures in respect of licensed or purchased software or internally-developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted (and not added back) in computing such Consolidated Net Income; plus

(4) any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by the Borrower and/or its Restricted Subsidiaries in such period pursuant to the terms of the Management Agreement and payments made pursuant to clauses (7), (8) and (15) under Section 6.11(b) to the extent deducted in computing such Consolidated Net Income; plus

(5) any other non-cash charges reducing Consolidated Cash Flow for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(6) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock solely to the extent that such net cash proceeds are excluded from clause 3(B) of Section 6.4(a), or clauses (2), (5) or (17) under Section 6.4(b)); plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Cash Flow, Consolidated Net Income or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Cash Flow pursuant to (11) below for any previous period and not added back; plus

(8) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(9) for any four-quarter period that includes any period of time prior to the closing of the Transactions, the costs, expenses, losses, savings and other adjustments reflected in the line items used in the calculation of pro forma Adjusted EBITDA with respect to the “LTM” period as set forth in note (4) to the table under the caption of “Offering Circular Summary—Summary Historical and Pro Forma Financial Information” in the Offering Circular shall be applied to such four-quarter period; provided that each such cost, expense, loss, savings or other adjustment is calculated in a manner that is (including with respect to estimates and assumptions) consistent with the presentation of the corresponding item in such note (4); plus

(10) the amount of loss on sale of Receivables and Related Assets to the Receivables Entity in connection with a Qualified Receivables Transaction; minus

(11) non-cash gains increasing such Consolidated Net Income for such period, excluding any such items to the extent they represent (a) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period, (b) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Cash Flow in a prior period, (c) the amortization of income that was paid in a prior period and (d) the accrual of revenue or income consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

1)
the Net Income of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends, distributions or other payments paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person, and, in the case of a net loss, only to the extent of any equity in the net loss of any such Person for such period to the extent the Borrower or a Restricted Subsidiary of the Borrower has funded such net loss in cash with respect to such period;

2)
solely for the purposes of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under Section 6.4 hereof, the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (a) except to the extent that such net income is actually or permitted to be paid to the Borrower or a Restricted Subsidiary of the Borrower by loans, advances, intercompany transfers, principal repayments or otherwise, and (b) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

3)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period will be excluded;

4)
any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP (including the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions), shall be excluded;

5)	any net gain or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

6)
non-cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of the Borrower for the benefit of members of the Board of Directors of the Borrower (in their capacity as such) or employees of the Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity-based awards of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of the Borrower for the benefit of members of the Board of Directors of the Borrower (in their capacity as such) or employees of the Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case will be excluded;

7)
effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition, net of taxes, shall be excluded;

8)
any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness will be excluded;

9)
any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Net Income accrued at any time following the date of this Agreement will be excluded;

10)
any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs and cash severance costs)) or any amortization thereof, related to any acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness (including any refinancing transaction or amendment or modification of any debt instrument), Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action (in each case, including any such transaction consummated prior to the date of this Agreement and any such transaction undertaken but not completed), including (i) such fees, expenses or charges related to the offering of the Loans and the Credit Facilities and the Transactions and (ii) any amendment or other modification of the Loans and the Credit Facilities and, in each case, deducted (and not added back) in computing Net Income, will be excluded; and

11)
accruals and reserves that are established within twelve months after the date of this Agreement that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Borrower’s Consolidated Cash Flow for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Financings) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all preferred stock of its Restricted Subsidiaries on a consolidated basis (other than Disqualified Stock or preferred stock owned by the Borrower or a Restricted Subsidiary of the Borrower), with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

2)
to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(1) was a member of such Board of Directors on the date of this Agreement;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated for election or elected to such Board of Directors with the approval of a Principal or a Related Party of a Principal.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning ascribed to such term in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Loan Notes, if any, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Secured Credit Facility and the Senior Unsecured Credit Facility), indentures, or commercial paper facilities, in each case, with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing and securitizations (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Party” means each Person which is Borrower or one of its direct or indirect Subsidiaries from time to time party to a Credit Document.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation delivered to the Administrative Agent.

“Designated Senior Debt” means:

(i) any Indebtedness outstanding under the Senior Secured Credit Facility;

(ii) any Indebtedness outstanding under the Senior Unsecured Credit Facility; and

(iii) any other Senior Debt (other than under the Senior Secured Credit Facility and the Senior Unsecured Credit Facility) permitted under this Agreement, the principal amount of which is $25.0 million or more and that has been designated by the Borrower as "Designated Senior Debt" through delivery of a notice of such designation to the Administrative Agent.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, for cash, on or prior to the date that is 91 days after the date on which the Loans mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.4 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other written order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health and safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Borrower or a direct or indirect parent of the Borrower, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Proceeds” has the meaning ascribed to such term in Section 6.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchangeable Senior Subordinated Unsecured Credit Facility” means the Exchangeable Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among Borrower, Holdings, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, GSCP, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower after the date of this Agreement from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer's certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculations set forth in (a) Sections 6.4(a)(3)(B), 6.4(b)(2) and 6.4(b)(17) and (b) Section 6.1(b)(21).

“Existing Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under the Senior Secured Credit Facility and the Senior Unsecured Credit Facility) in existence on the date of this Agreement.

“Facilities” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower (unless otherwise provided in this Agreement).

“Fair Share” has the meaning ascribed to such term in Section 7.2.

“Fair Share Contribution Amount” has the meaning ascribed to such term in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, with respect to internally prepared financial statements, the absence of footnotes.

“First Priority Cash Management Obligations” means all obligations of the Borrower and certain of its Subsidiaries in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by assets of the Borrower and certain of its Subsidiaries under the documents that secure Obligations under the Senior Secured Credit Facility and any other Credit Facility.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on June 30 of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than working capital borrowings, unless such Indebtedness has been permanently repaid) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Transactions, future acquisitions, Investments, dispositions, issuances, incurrences or repayments of Indebtedness, Equity Offerings, issuances or dispositions of Equity Interests, recapitalizations, mergers, consolidations, disposed or discontinued operations and other specified actions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any transaction giving rise to the need to make such calculation) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings (and the change in any associated fixed charge obligation and change in Consolidated Cash Flow resulting therefrom), whether or not such Pro Forma Cost Savings complies with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Borrower or was merged with or into the Borrower or any Restricted Subsidiary of the Borrower since the beginning of such period) shall have made any acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action had occurred at the beginning of the applicable four-quarter period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Cash Flow that was negative);

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (after giving effect to the operation of any Hedging Obligations applicable to such Indebtedness); and

(7) interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period (net of any interest income of such Person and its Restricted Subsidiaries for such period), to the extent such expense was deducted and not added back in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of all payments made or received pursuant to any Hedging Obligations (but excluding amortization of deferred financing fees and any loss on early extinguishment of Indebtedness, and, in calculating Fixed Charges for the purposes of determining the denominator of the Fixed Charge Coverage Ratio only, excluding (i) the accretion of any original issue discount or any non- cash interest expense resulting from the discounting of any Indebtedness resulting from fair value adjustments resulting from purchase accounting, (ii) any financing fees, tender premiums, call premiums and other non-recurring expenses, whether or not capitalized, in connection with the Transactions, the Loans, and Indebtedness that is retired with the proceeds of the Loans made on the date of this Agreement or which was retired with the proceeds of the Senior Secured Credit Facility, the Senior Unsecured Credit Facility or the Exchangeable Senior Subordinated Unsecured Credit Facility, (iii) penalties and interest relating to taxes, (iv) any expensing of bridge, commitment and other financing fees and (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction); plus

(2) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(3) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(4) the product of (a) all cash dividends or other similar distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of such Person or any preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Guarantor” has the meaning ascribed to such term in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, in effect as of the date of determination thereof.

“Goldman Sachs” means Goldman, Sachs & Co.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” has the meaning ascribed to such term in Section 7.1.

“Guarantors” means:

(1) each Domestic Subsidiary of the Borrower as of the date of this Agreement; and

(2) each other Restricted Subsidiary of the Borrower that executes a Guaranty in accordance with the provisions of this Agreement, and their respective successors and assigns, in each case, until the Guaranty of such Person has been released in accordance with the provisions of this Agreement.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) Interest Rate Agreements;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Aeroflex and its Subsidiaries, for the Fiscal Year ending June 30, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Aeroflex and its Subsidiaries for any interim period ended at least 45 days prior to the Closing Date, beginning with the Fiscal Quarter ending March 31, 2007, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii) to the extent any such financial statements are not required to be filed by Aeroflex or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Aeroflex and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, with respect to internally prepared financial statements, the absence of footnotes.

“Holdings” means AX Holding Corp., a Delaware corporation.

“Increased-Cost Lender” has the meaning ascribed to such term in Section 2.23.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

1)	in respect of borrowed money;

2)
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course, to the extent such Obligations are cash collateralized or such letters of credit secure Obligations entered into in the normal course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three business days following receipt by such Person of a demand for reimbursement);

3)	in respect of banker’s acceptances;

4)	representing Capital Lease Obligations;

5)
representing the balance deferred and unpaid of the purchase price of any property or services due, other than any such balance that constitutes an accrued expense or trade payable or other expense incurred in the ordinary course of business (including, without limitation, obligations owing to customers and suppliers); or

6)
representing any interest rate Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, assets or Capital Stock not in the ordinary course of business, the term “Indebtedness” will exclude (i) Contingent Obligations in the ordinary course of business, (ii) obligations in connection with a Qualified Receivables Transaction and (iii) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed, determined and undisputed the amount is paid within 60 days thereafter.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one counsel, one special counsel, local counsel in each applicable jurisdiction and one additional counsel for each affected Person in the case of an actual or potential conflict of interest for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnitee” has the meaning ascribed to such term in Section 10.3.

“Insolvency or Liquidation Proceeding” shall mean (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party; (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of their respective assets; (iii) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Interest Payment Date” means February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day.

“Interest Period” means an interest period of six months ending on February 15 and August 15 of each year; provided that (i) the interest period commencing on the Closing Date shall expire on February 15, 2008 and (ii) no Interest Period with respect to any portion of any Loan shall extend beyond such Loan’s maturity date.

“Interest Rate Agreement” means any interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk and other agreements or arrangements designed to manage interest rates or interest rate risk.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the second to last paragraph of Section 6.4(b). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means a term loan made by a Lender to a Borrower pursuant to Section 2.1 on the Closing Date and all PIK Interest capitalized thereon pursuant to Section 2.8(c).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of a Loan, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan Maturity Date” means the earlier of (i) February 15, 2015, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Loan Note” means a promissory note evidencing a Loan, substantially in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Loan Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Management Agreement” means that certain management agreement dated August 15, 2007 among the Borrower, VGG Holding LLC, AX Holding Corp., Veritas Capital Fund Management, L.L.C., GGC Administration, LLC and Goldman, Sachs & Co, as amended.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Loan Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender under any Credit Document.

“Merger” means the merger of AX Acquisition with and into Aeroflex, with Aeroflex as the surviving corporation.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided that such narrative report may be in the form of a management’s discussion and analysis of financial condition and results of operations customarily included in filings made with the SEC.

“Net Income” means, with respect to any specified Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $2.5 million threshold provided in the definition thereof) or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any (i) Indebtedness or (ii) other derivative instruments of such Person or any of its Restricted Subsidiaries, in each case, together with any related provisions for taxes on such gains and losses;

(2) any extraordinary, non-recurring or unusual gain (or loss) or expense, (including relating to the Transactions, acquisitions, restructurings or any multi-year strategic initiatives), including, without limitation, the amount of any restructuring charges, integration costs, or other business optimization costs and expenses (including related to the closure and/or consolidation of facilities and/or reductions in headcount, severance, relocation costs and curtailments or modifications to pension and postretirement employee benefit plans and other non-recurring payments to employees related to severance, 280G, supplemental employee retirement plan, deferred compensation, consulting, acceleration of payments of other employment related benefits or other payments related to the termination, whether for cause or not, or retirement or made to former employees or the termination of an employee agreement, retention bonuses and litigation settlements or losses), or reserves deducted, in each case, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain (or loss) or expense; and

(3) any net unrealized gain or loss (after any offset) resulting in such period from any Hedging Obligation or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including Designated Noncash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, appraisal and insurance adjuster fees and sales commissions, and any severance or relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account without duplication, (1) any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets that were the subject of such Asset Sale, (2) appropriate amounts to be maintained as a reserve for payment with respect to liabilities associated with such asset or assets and retained by the Borrower or a Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any reserves for adjustment in respect of the sale price of such asset, (4) amounts required to be paid to any Person (other than the Borrower or its Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of such transaction, and (5) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which (a) the explicit terms provide that there is no recourse against any assets of the Borrower or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender” has the meaning ascribed to such term in Section 2.20(c).

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the documents governing any such Indebtedness, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, indemnifications, reimbursements, expenses, damages and other amounts, obligations and liabilities payable under the documentation governing any Indebtedness.

“Obligee Guarantor” has the meaning ascribed to such term in Section 7.7.

“Offer Amount” has the meaning ascribed to such term in Section 2.12(a).

“Offering Circular” means the Borrower’s preliminary offering circular, dated July 13, 2007, used in connection with the attempted offering of $370.0 million aggregate principal amount of senior notes due 2015, which is attached hereto as Exhibit I.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person, or other person expressly authorized by resolution or written consent to represent such Person in such capacity.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets the requirements of Section 10.25 hereof.

“Opinion of Counsel” means an opinion from legal counsel, that meets the requirements of Section 10.24 hereof. The counsel may be an employee of or counsel to the Borrower or any Subsidiary of the Borrower.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other Person, comparable instruments and documents, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Payment Blockage Notice” has the meaning ascribed to such term in Section 14.3

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Business” means any business engaged in by the Borrower or any of its Subsidiaries on the date hereof and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the date hereof.

“Permitted Debt” has the meaning ascribed to such term in Section 6.1.

“Permitted Investments” means:

(1)	any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Borrower or any Restricted Subsidiary of the

Borrower in a Person, if as a result of such Investment:
(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person, in one transaction, or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower; and, in each case, any Investment held by such Person; provided that such Investments were not acquired in contemplation of such merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 6.8 hereof or (b) a sale or other disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or a direct or indirect parent of the Borrower;

(6) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable or claim held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation arbitration or other dispute, or

(b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by any Hedging Obligations;

(8) loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Borrower, a Restricted Subsidiary of the Borrower, or a direct or indirect parent of the Borrower made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of the Borrower or any direct or indirect parent of the Borrower or in connection with any relocation costs related to the relocation of the corporate headquarters of the Borrower, in an amount not to exceed $2.0 million at any one time outstanding;

(9) [Reserved];

(10) any Investment of the Borrower or any of its Restricted Subsidiaries existing on the date of this Agreement and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(11) guarantees otherwise permitted by the terms of this Agreement;

(12) Investments resulting from the acquisition of a Person, otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(13) Investments in joint ventures engaged in a Permitted Business having an aggregate value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of this Agreement not to exceed $25.0 million;

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $5.0 million measured at the time of such Investment;

(16) advances to suppliers and customers in the ordinary course of business;

(17) receivables owing to the Borrower or any Restricted Subsidiary, prepaid expenses and deposits, if created, acquired or entered into in the ordinary course of business;

(18) payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(19) any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Transaction or any related Indebtedness;

(20) other Investments in any Person other than an Affiliate of the Borrower made since the date of this Agreement having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at such time outstanding not to exceed the greater of $25.0 million and 1.5% of Total Assets; and

(21) Investments in deposit accounts.

“Permitted Junior Securities” means:

(1) Equity Interests in the Borrower or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Loans and each Guaranty are subordinated to Senior Debt under this Agreement.

“Permitted Liens” means:

(1) Liens securing Senior Debt that was permitted by the terms of this Agreement to be incurred;

(2) [Reserved];

(3) Liens in favor of the Borrower or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to and were not incurred in connection with or in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary and assets or property affixed or appurtenant thereto;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower and assets or property affixed or appurtenant thereto; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens existing on the date of this Agreement;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’ warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(10) survey exceptions (or any state of facts an accurate survey would disclose), easements or reservations of, or rights of others for or pursuant to any leases, licenses, rights-of-way, or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, or zoning or other restrictions as to the use of real property or minor defects in title which were not incurred to secure the payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Loans (or the Guaranties) and all other Loan Obligations under the Credit Documents;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13) Liens incurred by the Borrower or any Restricted Subsidiary of the Borrower with respect to obligations that do not exceed, at any one time outstanding, the sum of (a) $20.0 million, plus (b) if, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, an additional $20.0 million; in each case, measured at the time of incurrence thereof;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty or liability insurance or self insurance including any Lien securing letters of credit issued in the ordinary course of business in connection therewith;

(16) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(17) Liens securing Hedging Obligations incurred pursuant to Section 6.1(b)(10);

(18) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (4), (5), (7), (19), (20) or (21) of this definition; provided that any such extension, renewal or replacement is no more restrictive taken as a whole than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

(19) any interest or title of a lessor, licensor or sublicensee under any operating lease, license or sublicense, as applicable (including, without limitation, precautionary financing statements filed in connection therewith) and leases, subleases and licenses granted to others that do not interfere in any material respect with the business of such Person;

(20) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(21) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred in accordance with Section 6.1;

(22) Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to secure Indebtedness incurred and outstanding under Section 6.1(b)(1)(b);

(23) Liens securing First Priority Cash Management Obligations;

(24) Liens on Equity Interests in Unrestricted Subsidiaries;

(25) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries, or (iii) relating to purchase order and other agreements entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to any direct or indirect parent of the Borrower to permit such direct or indirect parent to pay directors’ fees, reasonable accounting, legal and administrative expenses of such Person when due; and

(2) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of the Borrower, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent’s corporate existence; provided that the amount of the Tax Payments shall not exceed the lesser of (in each case, as estimated in good faith by the Borrower) (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that direct or indirect parent actually owes to the appropriate taxing authority;

(3) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Borrower to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(4) general corporate overhead and operating expenses for such direct or indirect parent corporation of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(5) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of the Borrower; and

(6) obligations under the Management Agreement.

“Permitted Refinancing Indebtedness” means:

(1) any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, redeem, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

(b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Loans on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged;

(d) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged, unless the Indebtedness relates to a specific asset, in which case the obligor shall be the current owner of such asset; and

(2) any Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Borrower or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

(a) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d) such Disqualified Stock is issued either by the Borrower or by the Restricted Subsidiary that is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"PIK Interest" has the meaning ascribed to such term in Section 2.8(c).

“Platform” has the meaning ascribed to such term in Section 5.1(o).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Principals” means (i) The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C, their respective Affiliates, any fund or account managed by any of the foregoing or any Affiliate thereof, (ii) any entity controlled directly or indirectly by any one or more of the foregoing or any group described in clause (iii), or (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Principals, collectively, have beneficial ownership of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares.

"Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of this Agreement, (ii) were actually implemented in connection with such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action, and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records or (iii) relate to such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 18 months of the date of the acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action; provided that the aggregate amount of cost savings added pursuant to this definition shall not exceed (x) for the one year period following the Closing Date with respect to the Acquisition, an aggregate amount equal to $24,500,000, which amount shall be reduced each Fiscal Quarter following the first Fiscal Quarter ending after the Closing Date by twenty-five percent (25%) of such initial aggregate amount, and (y) with respect to any other acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action, an aggregate amount equal to $20,000,000 during each twelve month period following the Closing Date (provided no amounts shall be carried forward to any succeeding twelve month period), which allocated amount shall be reduced each Fiscal Quarter following the date of such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action by twenty-five percent (25%) of such initial allocated amount, in each case with respect to clauses (x) and (y) with any increase in such amounts subject to the Administrative Agent’s sole discretion and with calculations certified by the Chief Financial Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

“Projections” has the meaning ascribed to such term in Section 4.8.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Loan Exposure of all Lenders.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) Cash Equivalents; and

(2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Borrower or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Borrower or any Restricted Subsidiary.

The Fair Market Value of any assets or Capital Stock that are required to be valued by this definition will be determined in good faith by the Board of Directors of the Borrower whose resolution with respect thereto will be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary of the Borrower pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other documentation in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2) periodic transfers or pledges of Receivables or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

(a) the Board of Directors of the Borrower or any Restricted Subsidiary of the Borrower which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Borrower or such Restricted Subsidiary of the Borrower as applicable, and the Receivables Entity, and

(b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Borrower or any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivables of the Borrower or any of its Restricted Subsidiaries to secure Indebtedness incurred pursuant to the Senior Secured Credit Facility shall not be deemed a Qualified Receivables Transaction.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of the Borrower or any Restricted Subsidiary of the Borrower, whether now existing or arising in the future.

“Receivables Entity” means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Borrower or any of its Restricted Subsidiaries which engages in no activities other than in connection with the financing of Receivables of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary of the Borrower that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of the Borrower, by the Board of Directors of any Restricted Subsidiary of the Borrower participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Borrower or any Restricted Subsidiary of the Borrower other than a Receivables Entity (excluding any guarantees (other than guarantees of the principal of, and interest on, Indebtedness and guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary of the Borrower other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of such Board of Directors giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Borrower or any Restricted Subsidiary of the Borrower may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction.”

“Register” has the meaning ascribed to such term in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Related Agreements” means, collectively, the Senior Secured Credit Documents, and the Senior Unsecured Credit Documents.

“Related Assets” has the meaning ascribed to such term in the definition of Qualified Receivables Transaction in this Section 1.1.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” means:

1)	any controlling stockholder, partners, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning ascribed to such term in Section 2.23.

“Representative” means the Senior Exchange Note Trustee or other trustee, agent, representative, or the administrative agent, from time to time, for any Senior Debt.

“Requisite Lenders” means one or more Lenders having or holding outstanding Loans and representing more than 50% of the aggregate principal amount of the Loans then outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning ascribed to such term in Section 6.4.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC” means the Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Assets” means any account receivable or other revenue stream subject to a Qualified Receivables Transaction.

“Senior Debt” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the Senior Secured Credit Facility and all Hedging Obligations with respect thereto;

(2) all Indebtedness of the Borrower or any Guarantor outstanding under the Senior Unsecured Credit Facility;

(3) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans or any Guaranty, and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Borrower;

(2) any intercompany Indebtedness of the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries;

(3) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby);

(4) the portion of any Indebtedness that is incurred in violation of this Agreement; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code.

“Senior Exchange Note Indenture” means an indenture relating to the Senior Exchange Notes, among Borrower, as issuer, the Subsidiary Guarantors, as guarantors, and the Senior Exchange Note Trustee.

“Senior Exchange Notes” means the senior unsecured exchange notes of Borrower, guaranteed by the Subsidiary Guarantors, to be issued from time to time by the Borrower under the Senior Exchange Note Indenture and authenticated by the Senior Exchange Note Trustee and delivered in exchange for Senior Unsecured Term Loans in an equal principal amount (including any capitalized interest) from time to time pursuant to Section 2.3 of the Senior Unsecured Credit Facility.

“Senior Exchange Note Trustee” means the trustee under the Senior Exchange Note Indenture, and each of its successors in such capacity.

“Senior Officer” means, with respect to any Person other than a natural person, the President, Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of such Person.

“Senior Registration Rights Agreement” means the registration rights agreement among Borrower, the Subsidiary Guarantors and the Administrative Agent, on behalf of the Lenders and holders of Senior Exchange Notes, pursuant to which the Borrower will agree to file a shelf registration statement with respect to the Senior Exchange Notes under which the Senior Exchange Notes will be registered for public sale.

“Senior Secured Credit Documents” means the Senior Secured Credit Facility, the notes issued thereunder, if any, the Collateral Documents (as defined therein), any documents or certificates executed by Borrower in favor of an issuing bank relating to Letters of Credit (as defined therein) and each other document executed in connection with the foregoing.

“Senior Secured Credit Facility” means the Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among AX Acquisition, Borrower, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time in compliance with this Agreement, and GSCP, as Administrative Agent, Collateral Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, as amended, extended, refinanced and replaced from time to time in accordance with the terms of this Agreement, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time, in compliance with this Agreement including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Secured Term Loans” means the term loans made to Borrower pursuant to the Senior Secured Credit Facility.

“Senior Unsecured Credit Documents” means, collectively, the Senior Unsecured Credit Facility, the Senior Exchange Note Indenture, the Senior Exchange Notes, the Senior Registration Rights Agreement and each other document executed in connection with the Senior Unsecured Credit Facility or the Senior Exchange Note Indenture.

“Senior Unsecured Credit Facility” means the Exchangeable Senior Unsecured Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among AX Acquisition, Borrower, certain subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, GSCP, as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, as amended, extended, refinanced and replaced from time to time in accordance with this Agreement, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time in compliance with this Agreement, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Unsecured Interim Loans” means the term loans made on August 15, 2007 to the Borrower pursuant to Section 2.1(a) of the Senior Unsecured Credit Facility.

“Senior Unsecured Term Loans” means the term loans made to the Borrower pursuant to Section 2.2 of the Senior Unsecured Credit Facility.

“Significant Subsidiary" means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Agreement.

“Solvency Certificate” means a Solvency Certificate of Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets on a going concern basis; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Borrower or any Subsidiary of the Borrower (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Syndication Agent” has the meaning ascribed to such term in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided,“Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” has the meaning ascribed to such term in Section 2.23.

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Borrower prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“Transactions” means (i) the transactions contemplated by the Agreement and Plan of Merger dated as of May 25, 2007 among AX Holding Corp., AX Acquisition Corp. and the Borrower, and the financing of such transactions, including the borrowings under the Senior Secured Credit Facility, the Senior Unsecured Credit Facility and the Exchangeable Senior Subordinated Unsecured Credit Facility and (ii) any refinancing of the Senior Unsecured Credit Facility, as permitted under the terms of this Agreement and the Senior Unsecured Credit Facility.

“Treasury Rate” means, as determined by the Borrower, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2011; provided, however, that if the period from the redemption date to August 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 6.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“U.S. Lender” has the meaning ascribed to such term in Section 2.20(c).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial measurements, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in good faith to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holding’s and its Subsidiaries’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the appropriate Credit Parties and the Requisite Lenders, all financial measurements, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2. LOANS

2.1. Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Borrower in an amount equal to such Lender’s Commitment. Borrower may make only one borrowing under the Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12 and 2.13, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Loan Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b) Borrowing Mechanics for Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one (1) Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Loan available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the applicable conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Outstanding Loans. (a) The Loans outstanding at any time are all the Loans made by the Lenders, except for those which have been cancelled and those described in this Section 2.2(a) as not outstanding. Except as set forth in Section 2.2(b) hereof, a Loan does not cease to be outstanding because the Borrower or an Affiliate of the Borrower holds the Loan; however, Loans held by the Borrower or a Subsidiary of the Borrower shall not be deemed to be outstanding for purposes of Section 2.13(b) hereof.
(b) In determining whether the holders of the required principal amount of Loans have concurred in any direction, waiver or consent, Loans held (whether through an assignment or participation) by the Borrower or any Guarantor or any of their respective Affiliates, or any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Borrower or any Guarantor or any of their respective Affiliates, will be considered as though not outstanding, except that for the purposes of determining whether the Administrative Agent will be protected in relying on such direction, waiver or consent, only Loans that the Administrative Agent knows are so held will be so disregarded.

2.3. [Reserved]

2.4. [Reserved]

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Loans shall be applied by the Borrower on the Closing Date (i) to repay in full the indebtedness owed by the Borrower under the Exchangeable Senior Subordinated Unsecured Credit Facility and (ii) to pay related transaction costs, fees, commissions and expenses in connection therewith. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Loan Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Loan Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Loan Obligations in respect of any Loan. Borrower hereby designates GSCP to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agree that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) one or more Loan Notes to evidence such Lender’s Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Applicable Rate.

(b) Interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan, the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c) Except as otherwise set forth herein, for any Interest Period ending on or prior to August 15, 2010, interest shall (i) accrue on a daily basis and shall be payable entirely by capitalizing, compounding, and adding such interest to the unpaid principal amount of Loans (such interest, "PIK Interest") on each Interest Payment Date with respect to interest accrued since (a) the Closing Date for the first Interest Payment Date, on and to such Interest Payment Date, and (b) the previous Interest Payment Date on and to each such Interest Payment Date for each Interest Payment Date thereafter, and (ii) accrue on a daily basis and shall be payable in arrears upon any prepayment of the Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid. All such PIK Interest so added shall be treated as principal of the Loans for purposes of this Agreement (regardless of whether evidenced by any Loan Note).

(d) For any Interest Period for the Loans ending after August 15, 2010, interest (i) shall accrue on a daily basis and shall be payable in arrears in Cash; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of the Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of any such Loan, including final maturity of the Loans.

(e) Notwithstanding the foregoing, if at the end of any accrual period (as defined in Code Section 1272(a)(5)) ending after the fifth anniversary of the issuance of a Loan, the aggregate amount of accrued and unpaid original issue discount (as defined in Code Section 1273(a)(1)) on a Loan would, but for this paragraph, exceed an amount equal to the product of a Loan’s issue price (as defined in Code Sections 1273(b) and 1274(a)) multiplied by the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the "Maximum Accrual"), all accrued and unpaid interest, including any PIK Interest, and original issue discount on a Loan as of the end of such accrual period in excess of an amount equal to the Maximum Accrual shall be paid by the Borrower to the holder of a Loan

2.9. [Reserved]

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) with respect to principal or interest, the overdue principal or interest shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand in cash at a rate equal to 1% per annum in excess of the interest rate then in effect on the Loans, to the extent lawful. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees. Borrower agrees to pay to Agents such fees in the amounts and at the times separately agreed upon.

2.12. Offers to Prepay Loans.

(a) Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 6.8, the Borrower is required to commence an offer to prepay all or any part of the Loans, which prepayment shall be made at a prepayment price not less than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) (an “Asset Sale Offer”), it will follow the procedures specified below.

(i) Any Asset Sale Offer is to remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period, (the “Asset Sale Payment Date”), the Borrower shall apply all such Excess Proceeds (the “Offer Amount”) to prepay any Loans that a Lender has elected for prepayment.

(ii) Upon commencement of an Asset Sale Offer, the Borrower will send written notice to the Administrative Agent. The notice will contain all instructions and materials necessary to enable Lenders to accept the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 2.12(a) and the length of time the Asset Sale Offer will remain open;

(2) the prepayment price, the Offer Amount and the Asset Sale Payment Date;

(3) that any Loan with respect to which the applicable Lender has not accepted the Asset Sale Offer will continue to accrue interest;

(4) that, unless the Borrower defaults in making such payment, any Loan with respect to which the applicable Lender has accepted the Asset Sale Offer will cease to accrue interest after the Asset Sale Payment Date;

(5) that Lenders electing to have Loans prepaid pursuant to any Asset Sale Offer will be required to notify the Administrative Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Payment Date;

(6) that any Lender will be entitled to withdraw its election if the Administrative Agent receives, not later than the expiration of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loans the Lender elected to have prepaid and a statement that such Lender is withdrawing its election to have such Loans prepaid; and

(7) that, if the aggregate principal amount of Loans with respect to which the Lenders have accepted prepayment exceeds the Offer Amount, the Borrower will select the Loans to be prepaid on a pro rata basis based on the principal amount of Loans with respect to which the Lenders have accepted prepayment.

On the Asset Sale Payment Date, the Borrower will prepay, on a pro rata basis to the extent necessary, the Offer Amount of Loans or portions thereof accepting prepayment pursuant to the Asset Sale Offer, or if less than the Offer Amount has accepted prepayment, all Loans accepting prepayment, and prepay the Loans properly electing prepayment.

(b) Change of Control.

(i) Upon the occurrence of a Change of Control, the Borrower will make an offer (“Change of Control Offer”) to the Lenders to prepay all or any part (as elected by each Lender with respect to its Loan) of the Loans at a prepayment price in cash equal to 101% of the aggregate principal amount of Loans prepaid plus accrued and unpaid interest to the date of prepayment (the “Change of Control Payment”). Within 30 days following any Change of Control, the Borrower will deliver a notice to the Administrative Agent describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 2.12(b) and that all Loans held by Lenders who accept such offer will be prepaid;

(2) the prepayment price and the prepayment date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Loan held by a Lender who does not accept such offer will continue to accrue interest;

(4) that, unless the Borrower defaults in the payment of the Change of Control Payment, all Loans prepaid pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

(6) that any Lender will be entitled to withdraw its election if the Administrative Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans for which prepayment was previously elected, and a statement that such Lender is withdrawing its election to have the Loans prepaid.

(ii) On the Change of Control Payment Date, the Borrower will, to the extent lawful:

(1) prepay (at the premium set forth above) all Loans or portions of Loans with respect to which the applicable Lenders have accepted the Change of Control Offer; and

(2) deliver or cause to be delivered to the Administrative Agent an Officers’ Certificate of the Borrower stating the aggregate principal amount of Loans or portions of Loans being prepaid by the Borrower.

The Borrower will inform the Administrative Agent of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

2.13. Voluntary Prepayments/Prepayment Premium/Equity Prepayment Premium.

(a) Voluntary Prepayments

(i) At any time on or after August 15, 2011, the Borrower may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1.0 million and integral multiples of $100,000 in excess of that amount, or, if less, the entire principal amount thereof then outstanding, upon payment by the Borrower to the Lenders of (x) a prepayment fee on the principal amount of such Loans so prepaid as follows:

Date of Prepayment:	Prepayment Fee as a Percentage of the Principal Amount Prepaid:

On or after August 15, 2011, but before August 15, 2012:	5.875%
On or after August 15, 2012, but before August 15, 2013:	2.9375%
On or after August 15, 2013:	0.000%

and (y) any accrued and unpaid interest to the date of such prepayment.

(ii) If the Borrower elects to prepay any Loans at any time prior to August 15, 2011, Borrower may do so only on a Business Day and if:

(1) the Borrower prepays any Loans in an aggregate minimum amount of $1.0 million and integral multiples of $100,000 in excess of that amount, or, if less, the entire principal amount thereof then outstanding; and

(2) the Borrower pays a prepayment fee to the Lenders equal to 100% of the principal amount of the Loans to be prepaid plus the Applicable Make-Whole Premium and accrued and unpaid interest to the date of such prepayment.

(b) Notwithstanding Section 2.13(a), at any time prior to August 15, 2010, the Borrower may on any one or more occasions prepay up to 35% of the aggregate principal amount of the Loans issued under this Agreement at a prepayment price of 100% of the principal amount thereof plus a prepayment fee equal to the Applicable Rate of the principal amount to be prepaid, plus accrued and unpaid interest to the prepayment date, with the net cash proceeds of one or more Equity Offerings by the Borrower or a contribution to the Borrower’s common equity capital made with the net cash proceeds of one or more Equity Offerings by a direct or indirect parent of the Borrower; provided that:

(i) at least 50% of the aggregate principal amount of the Loans originally made under this Agreement remains outstanding immediately after the occurrence of such prepayment and

(ii) the prepayment occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.

(c) All prepayments to be made pursuant to this Section 2.13 shall be made upon not less than one Business Day’s prior written or telephonic notice and given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

2.14. [Reserved]

2.15. Application of Prepayments.

(a) Application of Prepayments. Any prepayment of Loans pursuant to Section 2.12 shall be applied to prepay the Loans on a pro rata basis to only the Lenders who elect to participate in the Change of Control Offer or the Asset Sale Offer. Any prepayment of loans pursuant to Section 2.13 shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Loan Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Borrower hereby authorizes Administrative Agent to charge Borrower’s account with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal and interest due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default under Sections 8.1(f) or (g) shall have occurred and not otherwise been waived or the maturity of the Loan Obligations shall have been accelerated pursuant to Section 8.1 or the Borrower does not repay the Loans on the Loan Maturity Date, all payments, distributions (including distributions in any Insolvency or Liquidation Proceeding pursuant to a plan or otherwise) and all other amounts or property collected or received on account of any Loan Obligation shall be applied in the following order of priority:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable));

(ii) second, to the Lenders, an amount equal to all Loan Obligations owing to them in respect of the Loans on the date of any distribution, including any amounts in respect of post-petition interest in any Insolvency or Liquidation Proceeding (and, if there shall be a shortfall in the amount available pursuant to this clause to pay all amounts due under this clause, on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable)); and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, giving effect to the provisions of Section 2.16(g), then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, giving effect to the provisions of Section 2.16(g), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. [Reserved]

2.19. [Reserved]

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or Agent, franchise taxes imposed in lieu of net income taxes or any branch profits taxes imposed by the U.S. or any similar tax imposed by any Governmental Authority) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Refunds. If Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-ofpocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.20(d) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. [Reserved]

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Section 2.20, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; then, with respect to each such Increased-Cost Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.20; or otherwise as if it were a prepayment. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document required to be delivered as of the Closing Date originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a satisfactory copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate (or the equivalent thereof) from the applicable Governmental Authority, if such a concept exists in such jurisdiction, of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) [Reserved]

(d) [Reserved]

(e) [Reserved]

(f) [Reserved]

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements except where the failure to obtain such Governmental Authorizations or consents could not reasonably be expected to have a Material Adverse Effect, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.

(h) [Reserved]

(i) [Reserved]

(j) Financial Statements. Lenders shall have received from Borrower Historical Financial Statements meeting the requirements of Regulation S-X for Form S-1 registration statements.

(k) [Reserved]

(l) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Schulte, Roth & Zabel LLP, special New York counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11.

(n) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower and the Guarantors, on a consolidated basis, in form, scope and substance satisfactory to Administrative Agent, and demonstrating that the Borrower and the Guarantors on a consolidated basis are and will be Solvent.

(o) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) Closing Date. Lenders shall have made the Loans to Borrower on or before September 21, 2007.

(q) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, affects any Credit Document except that could not reasonably be expected to have a Material Adverse Effect.

(r) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.

(s) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(t) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(u) Patriot Act. At least 5 days prior to the Closing Date, the Agent shall have received from the Credit Parties all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(v) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice;

(w) Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Loan that would constitute a Default or Event of Default;

(x) All Amounts Available for Borrowing. All Lenders providing Loans on the Closing Date shall have provided (or evidenced their intention and ability to provide) all Loans to be provided by each such Lender on the Closing Date.

Any Agent or Lender shall be entitled, but not obligated to, request and receive, prior to the making of any Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Lender such request is warranted under the circumstances.

3.2. Notices Any notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a notice, Borrower may give Administrative Agent telephonic notice by the required time of the proposed borrowing. provided each such notice shall be promptly confirmed in writing by delivery of the applicable notice to Administrative Agent on or before the borrowing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make Loans to be made thereby on the Closing Date, each Credit Party represents and warrants to each Lender, on the Closing Date (except if such representations and warranties pertain to an earlier date) that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. Each of the Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries; except in the case of clauses (i) and (iii), to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens permitted under the Credit Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any non-governmental Person under any Contractual Obligation of Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as have been obtained or made and are in full force and effect or when the failure of which to be so made or delivered could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to, with respect to internally prepared financial statements, the absence of footnotes and changes resulting from audit and normal year-end adjustments.

4.8. Projections. On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2007 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9. No Material Adverse Change. Since June 30, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. [Reserved]

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. All federal and state income tax returns and all other material tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for such taxes and claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, have been made therefor. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties. Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as set forth on Schedule 4.13 or otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.14. Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To each of Borrower’s and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each of Borrower’s and its Subsidiaries’ knowledge, no event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. [Reserved]

4.17. Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Loan Obligations unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither Borrower nor any of its Subsidiaries owns any Margin Stock.

4.19. Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of Borrower, threatened in writing against any of them, (b) no strike or work stoppage in existence or threatened in writing involving Borrower or any of its Subsidiaries, and (c) to the knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except where noncompliance could not be reasonably likely to result in liability in excess of $10.0 million. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that is reasonably likely to result in liability in excess of $10.0 million. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, except where the failure of such representation to be true and correct could reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan and there has been no determination that any Pension Plan is in “at risk” status, except where the failure of such representation to be true and correct could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is less than $10.0 million. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan except where noncompliance could reasonably be expected to have a Material Adverse Effect.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable by Credit Parties with respect to the transactions contemplated by the Related Agreements, except as payable to the Agents and the Lenders and as set forth on Schedule 4.21.

4.22. Solvency. The Credit Parties, on a consolidated basis, are and, upon the incurrence of any Loan Obligation by any Credit Party on any date on which this representation and warranty is made will be, Solvent.

4.23. [Reserved]

4.24. Compliance with Statutes, etc. Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. The representations or warranties of the Credit Parties contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby concerning the Credit Parties or the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished by Credit Parties to Lenders for use in connection with the transactions contemplated hereby.

4.26. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27. Restricted Subsidiaries. As of the Closing Date, all of the Subsidiaries of Borrower are Restricted Subsidiaries other than as set forth on Schedule 4.27.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Loan Obligations (other than contingent indemnification Loan Obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Borrower will deliver to Administrative Agent, (with sufficient copies for Lenders):

(a) [Reserved];

(b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail (it being understood that a Form 10Q meeting the requirements set forth by the SEC shall be acceptable), together with a Narrative Report and, only to the extent any such financial statements are not required to be filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, a Financial Officer Certification, with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail (it being understood that a Form 10-K meeting the requirements set forth by the SEC shall be acceptable), together with a Narrative Report and, only to the extent any such financial statements are not required to be filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, a Financial Officer Certification, with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d) Financial Statements after Change in Subsidiary Designation. If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 5.1(b) and (c) above will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the Narrative Report of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower;

(e) Current Reports. As soon as possible, and in any event, within the time periods specified in the SEC’s rules and regulations for a filer that is a “non-accelerated” filer plus five business days substantially the same current reports that would be required to be filed with the SEC on form 8-K if the Borrower were to file such reports.

(f) Notice of Default. Promptly upon any Senior Officer of Borrower obtaining knowledge of any condition or event that constitutes a Default or an Event of Default, notice of such Default or Event of Default;

(g) Compliance Certificate. The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year, an officers’ certificate stating that a review of the activities of the Borrower and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Loans is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto;

(h) [Reserved];

(i) [Reserved];

(j) [Reserved];

(k) [Reserved];

(l) [Reserved];

(m) [Reserved];

(n) Other Information. Unless such documents are posted on the SEC’s “EDGAR” website, promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (ii) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries;

(o) Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains only publicly available information with respect to Holdings and its Subsidiaries may be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains only publicly available information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Nonpublic Information with respect to Holdings, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonably efforts to indicate whether any document or notice contains only publicly available information; and

(p) Delivery of Information. Documents required to be delivered pursuant to Sections 5.1(b), 5.1(c), or 5.1(e) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents or provides a link thereto on Borrower’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Borrower’s behalf on the Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

5.2. Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Loans.

5.3. Corporate Existence. Subject to Sections 6.17 and 7.12 hereof, the Borrower shall do or cause to be done all of the things necessary to preserve and keep in full force and effect:its corporate existence, and the corporate limited liability company, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the Loans.

5.4. [Reserved]

5.5. [Reserved]

5.6. [Reserved]

5.7. [Reserved]

5.8. [Reserved]

5.9. [Reserved]

5.10. Additional Guaranties. If any of the Borrower’s Restricted Subsidiaries (i) that is a Domestic Subsidiary incurs any Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (8), (9), (10), (12), (13), (15), (17) or (19) of Section 6.1(b)) or (ii) guarantees any Indebtedness of the Borrower or any of the Guarantors, then that Subsidiary will become a Guarantor and execute a Counterpart Agreement and deliver an opinion of counsel satisfactory to the Administrative Agent, within 20 business days of the date on which such Indebtedness is incurred; provided that the foregoing shall not apply to any Receivables Entity or any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with this Agreement for so long as it continues to constitute an Unrestricted Subsidiary.

5.11. [Reserved]

5.12. [Reserved]

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Loan Obligations are guarantied by the Guarantors.

5.14. [Reserved]

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Loan Obligations (other than contingent indemnification Loan Obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 6.1(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (a) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities which excludes Senior Unsecured Interim Loans and the Loans made on the date hereof pursuant to this Agreement in an aggregate principal amount at any one time outstanding under this clause (a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the greater of $650.0 million less the aggregate principal amount of all Indebtedness incurred under clause (b) of this paragraph plus the amount of any fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (a), and (b) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Borrower or any of its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such incurrence, the aggregate amount of all indebtedness incurred under this clause (b) and then outstanding does not exceed $650.0 million less the aggregate principal amount of all Indebtedness incurred under clause (a) of this paragraph;

(2) the incurrence by the Borrower (and guarantees thereof by the Guarantors) of the Senior Unsecured Interim Loans and Indebtedness that extends, refinances or replaces all or any portion of the Senior Unsecured Interim Loans (including, without limitation, the Senior Unsecured Term Loans and the Senior Exchange Notes) or extensions, refinancings or replacements thereof; provided that (i) the aggregate principal amount of such Indebtedness shall not exceed the sum of (1) the principal amount of the Indebtedness being extended, refinanced or replaced, (2) an amount equal to the accrued but unpaid interest on the Indebtedness being extended, refinanced or replaced and (3) any premium or other amount paid, and fees and expenses reasonably incurred, in connection with such extension, refinancing or replacement, and (ii) such Indebtedness shall not include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced;

(3) [Reserved];

(4) the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(5) the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Loans and Guaranties;

(6) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of real or personal property, plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries (whether through the direct acquisition or otherwise of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount for all Indebtedness, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed the greater of $30.0 million and 2.0% of Total Assets at any time outstanding;

(7) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.1(a) hereof or clauses (4) through (7), (16), (17) or (19) through (24) of this Section 6.1(b);

(8) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loan Obligations then due with respect to the Loans, in the case of the Borrower, or the Guaranty, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness (other than solely as a result of the creation of a Permitted Lien upon such intercompany Indebtedness) to a Person that is not either the Borrower or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock (other than solely as a result of the creation of a Permitted Lien upon such Equity Interests) to a Person that is not either the Borrower or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

(10) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(11) (i) the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.1; and (ii) the guarantee by a Restricted Subsidiary of the Borrower of Indebtedness of the Borrower or another Restricted Subsidiary of the Borrower incurred in accordance with the terms of this Agreement; provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans or any Guaranty, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(12) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of insurance financing arrangements, take or pay obligations contained in supply agreements, and obligations in respect of, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, appeal bonds, completion guarantees and similar obligations, payment obligations in connection with self insurance or similar requirements (including Indebtedness represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, opened to provide security for any of the foregoing) in the ordinary course of business;

(13) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days and obligations in connection with netting services;

(14) the incurrence by the Borrower or of its Restricted Subsidiaries of Indebtedness arising from agreements of the Borrower or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Borrower or any Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(15) the incurrence by the Borrower or any of its Restricted Subsidiaries of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(16) the incurrence by a Foreign Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $20.0 million at any time outstanding;

(17) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such instruments or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(18) Indebtedness of the Borrower or any of its Restricted Subsidiaries to the extent the proceeds thereof are promptly used to repay the Loans in full in accordance with this Agreement;

(19) Indebtedness consisting of Permitted Investments of the kind described in clauses (7) and (8) of the definition thereof;

(20) Indebtedness or Disqualified Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness or Disqualified Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further that, after giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock, the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, would not be less than such Fixed Charge Coverage Ratio immediately prior to such incurrence or issuance;

(21) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of a Person, in each case, engaged in a Permitted Business having an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed an amount equal to 100% of the net cash proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary of the Borrower) of its Capital Stock (other than Disqualified Stock) or as a contribution to the equity capital of the Borrower (other than as Disqualified Stock), in each case subsequent to the date of this Agreement;

(22) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(23) to the extent constituting Indebtedness, First Priority Cash Management Obligations; and

(24) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (24), not to exceed $75.0 million.

For purposes of determining compliance with this Section 6.1, in the event that an item of Indebtedness or proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to Section 6.1(a) hereof, the Borrower (in its sole discretion) will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its incurrence, and later, from time to time, reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.1. Indebtedness under Credit Facilities outstanding on the date hereof (other than under this Agreement and under the Senior Unsecured Credit Facility) will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment or accrual of dividends on Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 6.1; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.1 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Notwithstanding any provision hereof to the contrary, any net cash proceeds, marketable securities or Qualified Proceeds utilized for any Restricted Payment pursuant to clause (3)(B) of Section 6.4(a), or clauses (2), (5) or (17) of Section 6.4(b), or that are utilized for the incurrence of Indebtedness pursuant to clause (21) of this Section 6.1(b), shall not be utilized for any Restricted Payment or incurrence of Indebtedness under the other provisions referred to in this sentence. Furthermore, any net cash proceeds utilized for any repayment of Loans pursuant to Section 2.13(b) shall be excluded from, and such net cash proceeds shall not include the net cash proceeds utilized to incur indebtedness under, Section 6.1(b)(21).

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness subject to such Lien of the other Person;

(4) with respect to Indebtedness of others supported by a guarantee of the Borrower or a Restricted Subsidiary, the lesser of the amount of the primary indebtedness and any stated limit on recourse under the guarantee; and

(5) the amount of the Indebtedness in respect of any Hedging Obligations at any time shall be equal to the amount payable as a result of the termination of such Hedging Obligations at such time.

The Borrower will not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Borrower and senior in right of payment to the Loans; provided that this sentence shall not apply to Indebtedness incurred pursuant to clause (1) of this Section 6.1(b). No Guarantor will incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Guaranty; provided that this sentence shall not apply to any Guarantor’s guarantee of Indebtedness incurred by the Borrower pursuant to clause (1) of this Section 6.1(b). No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness of the Borrower or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them. For the avoidance of doubt, nothing contained in this paragraph shall prevent the incurrence, creation, issuance, assumption, or guarantee of any additional senior subordinated Indebtedness.

6.2. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any asset (“Primary Lien”), now owned or hereafter acquired, unless all payments due under this Agreement are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Loans shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the Lenders pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

6.3. [Reserved]

6.4. Restricted Payments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than in exchange for Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent company of the Borrower);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Loans or to any Guaranty (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except (i) payments of interest or principal at the Stated Maturity thereof and (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the date of this Agreement (excluding Restricted Payments permitted by clauses (2) through (12) and (14) through (18) of Section 6.4(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from July 1, 2007 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate Qualified Proceeds received by the Borrower since the date of this Agreement as a contribution to its equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), together with the aggregate cash and Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries at the time of such conversion or exchange; plus

(C) to the extent that any Restricted Investment that was made after the date of this Agreement is sold, is otherwise disposed of or is repurchased, redeemed, liquidated or repaid, 100% of the cash and the Fair Market Value of other property so received with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the date of this Agreement is redesignated as a Restricted Subsidiary after the date of this Agreement, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation; plus

(E) 100% of any dividends (or other distributions) received by the Borrower or a Restricted Subsidiary of the Borrower after the date of this Agreement from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b) The provisions of Section 6.4(a) hereof will not prohibit:

(1) the payment of any dividend (or other distribution) or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend (or other distribution) or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend (or other distribution) or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness or any Disqualified Stock of the Borrower or any Guarantor that is contractually subordinated to the Loans or to any Guaranty with the net cash proceeds from a substantially concurrent incurrence of (i) Permitted Refinancing Indebtedness or (ii) other Indebtedness which is incurred in compliance with Section 6.1 so long as such new Indebtedness is subordinated in right of payment to the Loans on terms that, taken as a whole, are not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being purchased, repurchased, redeemed, defeased or acquired or retired for value;

(4) the declaration or payment of any dividend (or other distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower and any distribution, dividend, loan or advance to any direct or indirect parent of Borrower for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any direct or indirect parent of Borrower held by any current or former officer, director, consultant or employee of the Borrower or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement, benefit plan or arrangement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year period; provided further that the Borrower may carry over and make in subsequent calendar year periods, in addition to the amounts permitted for such calendar year period, the amount of such repurchases, redemptions or other acquisitions or retirements for value, distributions, loans or advances permitted to have been made but not made in any preceding calendar year period up to a maximum of $10.0 million in any calendar year period; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower (or any direct or indirect parent of the Borrower to the extent such net cash proceeds are contributed to the common equity of the Borrower) to employees, officers, directors or consultants (or any permitted transferees thereof) of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent company thereof), that occurs after the date of this Agreement plus (ii) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the date of this Agreement less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the Borrower from employees, officers, directors and consultants (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof) in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities;

(7) so long as no Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Borrower or preferred stock of any Restricted Subsidiary of the Borrower issued on or after the date of this Agreement in accordance with the Fixed Charge Coverage Ratio test described in Section 6.1(a) hereof;

(8) payments in connection with or as a result of the Transactions and any payment solely to reimburse the Principals or their Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principals or their Affiliates, in connection with the Transactions or for the provision of third party services to the Borrower and its Subsidiaries;

(9) Permitted Payments to (i) Parent, including those payments permitted to be made pursuant to Section 6.11(b)(7) and (ii) a Principal as permitted to be made pursuant to Section 6.11(b)(16);

(10) upon the occurrence of a Change of Control and within 60 days after completion of a Change of Control Offer pursuant to Section 2.12(b) (including the prepayment of all Loans requesting prepayment), any purchase or repayment of Indebtedness of the Borrower that is contractually subordinated to the Loans or any Guaranty that is required to be repurchased or repaid pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Borrower shall have made the Change of Control Offer with respect to the Loans as required by Section 2.12(b) hereof, and the Borrower shall have prepaid all Loans requesting prepayment in connection with such Change of Control Offer;

(11) within 60 days after the completion of an Asset Sale Offer pursuant to Section 2.12(a) (including the prepayment of all Loans requesting prepayment), any purchase or repayment of Indebtedness of the Borrower that is contractually subordinated to the Loans or any Guaranty that is required to be repurchased or repaid pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Borrower shall have made the Asset Sale Offer with respect to the Loans as required by Section 2.12(a) hereof, and the Borrower shall have prepaid all Loans requesting prepayment in connection with such Asset Sale Offer;

(12) the redemption, repurchase or other acquisition for value of any common Equity Interests of any Foreign Subsidiary of the Borrower that are held by a Person that is not an Affiliate of the Borrower to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since the date of this Agreement not to exceed $5.0 million; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of an amount equal to the lesser of (x) the Fair Market Value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

(13) so long as no Default has occurred and is continuing or would be caused thereby, the declaration or payments of dividends on the common Capital Stock of the Borrower (or the payment of dividends to any direct or indirect parent company of the Borrower) following a public equity offering of the common stock of the Borrower or the common Capital Stock of a direct or indirect parent of the Borrower of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or as a result of such public equity offering (other than any net cash proceeds that constitute an Excluded Contribution);

(14) so long as no Default has occurred and is continuing or would be caused thereby, payments to enable the Borrower to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.4 (as determined in good faith by the Board of Directors of the Borrower);

(15) the payment of intercompany Indebtedness that is expressly subordinated to the Loans or any Guaranty, the incurrence of which is permitted under Section 6.1(b)(8);

(16) the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Borrower or any Restricted Subsidiary to the extent necessary, in good faith judgment of the Board of Directors of the Borrower, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Borrower or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body in an aggregate amount not to exceed $5.0 million;

(17) Restricted Payments that are made with Excluded Contributions;

(18) distributions or payments of securitization fees and purchases of Securitization Assets in connection with Qualified Receivables Transactions; and

(19) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of this Agreement.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.4 will be determined by the Board of Directors of the Borrower whose resolution with respect thereto shall be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

Notwithstanding any provision hereof to the contrary, any net cash proceeds, marketable securities or Qualified Proceeds utilized for any Restricted Payment pursuant to clause (3)(B) of Section 6.4(a) hereof or clauses (2), (5) or (17) of Section 6.4(b) hereof, or that are utilized for the incurrence of Indebtedness pursuant to Section 6.1(b)(19) hereof shall not be utilized for any Restricted Payment or incurrence of Indebtedness under the other provisions referred to in this sentence.

6.5. Restrictions on Subsidiary Distributions.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.5(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements in effect on the date of this Agreement (including those governing Existing Indebtedness and the Credit Facilities) and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Agreement;

(2) this Agreement, the Loans and the Guaranties;

(3) applicable law, rule, regulation or order;

(4) any agreement or instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 6.5(a) hereof;

(7) any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of Section 6.2 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, options, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person on other than a pro rata basis;

(13) any encumbrance or restriction contained in any Indebtedness incurred by a Foreign Subsidiary pursuant to Section 6.1;

(14) any other Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary permitted to be incurred or issued, as applicable, subsequent to the date of this Agreement pursuant to the provisions of Section 6.1 and any encumbrance or restriction contained in such Indebtedness that does not, in the good faith judgment of the Board of Directors of the Borrower, adversely affect the ability of the Borrower and the Guarantors, taken as a whole, from making scheduled payments of cash interest on the Loans when due; and

(15) in the case of Section 6.5(a)(3) hereof, encumbrances or restrictions:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any of its Restricted Subsidiaries not otherwise prohibited by this Agreement, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any of its Restricted Subsidiaries in any manner material to the Borrower or any of its Restricted Subsidiaries; and

(16) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets; and

(17) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Borrower, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.6. [Reserved]

6.7. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary (other than Unrestricted Subsidiaries designated on the Closing Date), the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under Section 6.4 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Other than with respect to Unrestricted Subsidiaries designated on the Closing Date, any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.4 hereof. If, at any time, any Unrestricted Subsidiary would no longer meet the preceding requirements for designation as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.1 hereof, the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1)(a) such Indebtedness is permitted under Section 6.1 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or (b) the Borrower’s Fixed Charge Coverage Ratio is equal to or greater immediately following such designation than the Borrower’s Fixed Charge Coverage Ratio immediately preceding such designation, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

6.8. Asset Sales.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof. For purposes of this provision (but not the definition of Net Proceeds), each of the following shall be deemed to be cash:

(A) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guaranty) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are, within 180 days following receipt thereof, converted (including by way of a financing transaction) by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(C) any stock or assets of the kind referred to in clauses (3) or (5) of Section 6.8(b);

(D) any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 5.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(E) cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale.

(b) Within 450 days after the receipt of any Net Proceeds from an Asset Sale (provided that with respect to clauses (3) and (5) of this Section 6.8(b), a binding commitment entered into within such 450 day period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such Net Proceeds are applied to satisfy such commitment within 180 days of such commitment; provided further that if any such commitment is cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds), the Borrower (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor (other than any Indebtedness owed to the Borrower or another Restricted Subsidiary);

(3) to acquire all or substantially all of the assets of, or any Capital Stock of any Person engaged in, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Borrower;

(4) to make a capital expenditure that is used or useful in a Permitted Business;

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6) to make an Asset Sale Offer by designating such Net Proceeds as “Excess Proceeds” or, to the extent a Change of Control has occurred as a result of such Asset Sale, to make a Change of Control Offer.

For the absence of doubt, this Section 6.8(b) shall not eliminate or reduce the Borrower’s obligations under Section 2.12(b).

Pending the final application of any Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Agreement.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 6.8(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within ten days thereof, the Borrower will make an Asset Sale Offer in accordance with the procedures set forth in Section 2.12(a) to all Lenders and all holders of other Indebtedness that is pari passu with the Loans containing provisions similar to those set forth in this Agreement with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 2.12(a) hereof to purchase the maximum principal amount of Loans and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of the Loans and other pari passu Indebtedness properly and validly tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and the Borrower or such other applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

6.9. [Reserved]

6.10. [Reserved]

6.11. Transactions with Shareholders and Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each an “Afiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(2) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.11(a) and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Borrower (and, if any, a majority of the disinterested members of the Board of Directors of the Borrower with respect to such transaction); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (other than Affiliate Transactions in connection with joint bidding, joint marketing or other similar arrangements for the provision of services in the ordinary course of services in the Permitted Business), an opinion as to the fairness to the Borrower or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.11(a) hereof:

(1) any consulting or employment agreement or arrangement, benefit arrangement or plan, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, expense reimbursement arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries for the benefit of directors, officers, employees and consultants of the Borrower or a direct or indirect parent of the Borrower and payments and transactions pursuant thereto, including, without limitation, those payments described under the captions “Management Employment Agreements” and “Management Compensation of Directors” in the Offering Circular, and those in effect on the date of this Agreement and otherwise in the ordinary course of business;

(2) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees to directors of the Borrower or any direct or indirect parent or any Restricted Subsidiary of the Borrower and the provision of customary indemnification and payment of other reasonable fees, compensation, benefits and indemnifications paid or entered into with directors, officers, employees and consultants of the Borrower or any direct or indirect parent or any Restricted Subsidiary of the Borrower;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower or any contribution to the capital of the Borrower (other than as Disqualified Stock) and the granting or performance of registration rights in respect of any such Equity Interests;

(6) Restricted Payments and Permitted Investments that do not violate Section 6.4 hereof;

(7) payment of fees and reimbursement of expenses not in excess of the amounts specified in, or determined pursuant to, the Management Agreement as in effect on the date of this Agreement, and the other payments and agreements described under the caption “Certain Relationships and Related Party Transactions” in the Offering Circular and any renewals, amendments, extensions or replacements of any such agreement or arrangements (so long as such renewals, amendments, extensions or replacements are not, taken as a whole, materially less favorable to the Lenders as determined by the Board of Directors in its reasonable good faith judgment) and the transactions contemplated thereby;

(8) Permitted Payments to Parent;

(9) any agreement or arrangements as in effect on the date of this Agreement and any renewals, amendments, extensions or replacements of any such agreement or arrangements (so long as such renewals, amendments, extensions or replacements are not, taken as a whole, materially less favorable to the Lenders as determined by the Board of Directors of the Borrower in its reasonable good faith judgment) and the transactions contemplated thereby;

(10) loans, guarantees of loans, advances and other extensions of credit to or on behalf of current and former officers, directors, employees and consultants of the Borrower, a Restricted Subsidiary of the Borrower, or a direct or indirect parent of the Borrower made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of the Borrower or any direct or indirect parent of the Borrower or in connection with any relocation costs, in an amount not to exceed $2.0 million in the aggregate at any one time outstanding;

(11) sales or purchases of goods or provision of services in the ordinary course of business, at terms no less favorable to the Borrower or the applicable Restricted Subsidiary, as determined in the good faith judgment of the Borrower, than those available to third party customers or suppliers, to or with an Affiliate which would constitute an Affiliate Transaction solely as a result of the Borrower or any of its Restricted Subsidiaries being in or under common control with such Affiliate and otherwise in compliance with the terms of this Agreement;

(12) purchases of the Loans if purchased on the same terms as offered to Persons that are not Affiliates of the Borrower;

(13) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Borrower, its Restricted Subsidiaries and Persons that are not Affiliates of the Borrower;

(14) any transactions with a Receivables Entity effected as part of a Qualified Receivables Transaction;

(15) the Transactions, and the payment of all fees and expenses related to the Transactions; and

(16) payments by the Borrower or any Restricted Subsidiary of the Borrower to any Principal for any financial advisory, financing, underwriting or placement services, or in respect of any investment banking activities, including, without limitation, in connection with acquisitions and divestitures, which payments are approved by the majority of the Board of Directors of the Borrower in good faith.

6.12. Conduct of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

6.13. Payments for Consent. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to any holder of Loans for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid and is paid to all holders of Loans that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

6.14. [Reserved]

6.15. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower in a transaction that is subject to, and that complies with the provisions of, Section 6.17 hereof, the successor person Formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the principal of, and interest on the Loans except in the case of a sale of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of Section 6.17 hereof.

6.16. [Reserved]

6.17. Merger, Consolidation or Sale of Assets

The Borrower shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey (not including any conveyance, if any, resulting solely from the creation of any Lien), lease or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)either:

(A)  the Borrower is the surviving corporation; or

(B)  the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Borrower under this Agreement pursuant to an amendment or an amendment and restatement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) except in the case of a consolidation, amalgamation or merger with or into or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property and assets of the Borrower and any of its Restricted Subsidiaries to a wholly-owned Restricted Subsidiary of the Borrower, the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fourquarter period:

(A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) hereof; or

(B) would have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction; and

(5) The Borrower or such surviving Person shall deliver an Opinion of Counsel to the Administrative Agent stating that such merger or consolidation complies with this Agreement.

This Section 6.17 will not apply to:

(1) a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

SECTION 7. GUARANTY

7.1. Guaranty of the Loan Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Loan Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantors (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantors’ liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with their terms; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) in accordance with their terms release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantors against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantors shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantors as obligors in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantors (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantors or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantors including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantors from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantors or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantors (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantors, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantors. If any amount shall be paid to any Guarantors on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantors now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantors or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Loan may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantors regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantors its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantors. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantors or by any defense which Borrower or any other Guarantors may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty.

(a) If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) to a Person that is not (either before or after giving effect to such transactions) the Borrower or a Restricted Subsidiary of the Borrower, and if after such sale or other disposition, such Guarantor is no longer a Restricted Subsidiary of the Borrower, and if such sale or other disposition is in accordance with the provisions of Section 6.8 and/or Section 6.17 hereof, as applicable, then such Guarantor will be released and relieved of any obligations under its Guaranty.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Guarantor will be released and relieved of any obligations under its Guaranty.

(c) If any Guarantor is also a guarantor or borrower under any one or more of the Credit Facilities and, at the time of release of its Guaranty, (x) has been released from its guarantee of or obligations under, and all pledges and security, if any, granted in connection with the Credit Facilities, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (8), (9), (10), (12), (13), (15), (17) or (19) of Section 6.1(b) hereof) and (z) does not guarantee any Indebtedness of the Borrower or any of its Restricted Subsidiaries, such Guarantor will be released and relieved of any obligations under its Guaranty.

(d) In the case of any Restricted Subsidiary of the Borrower which after the date of this Agreement is required to guarantee the Loans pursuant to Section 5.10, if there is a release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Loans, then such Restricted Subsidiary will be released and relieved of any obligations under its Guaranty.

(e) If any Guarantor has sold or otherwise disposed of all or substantially all of its assets (including by merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary of the Borrower, and if such sale or other disposition is in accordance with the provisions of Section 6.8 and/or Section 6.17 hereof, as applicable, then such Guarantor will be released and relieved of any obligations under its Guaranty.

7.13. Subordination of Each Guarantor’s Guaranty. The Obligations of each Guarantor under its Guaranty pursuant to this Section 7.13 will be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Loans are junior and subordinated to Senior Debt of the Borrower. For the purposes of the foregoing sentence, the Administrative Agent and each Beneficiary will have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Loans pursuant to this Agreement including Section 11.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, whether or not such payment is prohibited by Section 11; or (ii) any interest on any Loan, within 30 days after the date due, whether or not such payment is prohibited by Section 11; or

(b) Default in Other Agreements. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, if that default:

(A) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; or

(c) Breach of Certain Covenants. (i) Failure by the Borrower or any of its Restricted Subsidiaries for 30 days after notice to the Borrower by the Administrative Agent or the Lenders holding at least 25% in aggregate principal amount of the Loans then outstanding, voting as a single class to comply with the provisions of Sections 2.12, 6.8. or 6.17 hereof; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given to any Agent or Lender by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Failure by the Borrower or any of its Restricted Subsidiaries for 60 days after notice to the Borrower by the Administrative Agent or the Lenders holding at least 25% in aggregate principal amount of the Loans then outstanding voting as a single class to perform or comply with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1; or

(f) Voluntary Bankruptcy; Appointment of Custodian, etc. The Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Code:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(g) Involuntary Bankruptcy; Appointment of Custodian, etc. A court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(A) is for relief against the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) Judgments. Failure by the Borrower or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts covered by insurance or pursuant to which the Borrower is indemnified to the extent that the third party under such agreement does not deny its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed; or

(i) [Reserved];

(j) [Reserved];

(k) [Reserved];

(l) Guaranties and other Credit Documents. Except as permitted by this Agreement, any Guaranty is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guaranty.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) holders of at least 25% in aggregate principal amount of the Loans then outstanding, upon notice to Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Loan Obligations.

8.2. Waivers of Past Defaults. The Requisite Lenders, by notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest on, the Loans. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereof.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSCP to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent, shall have no obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Loan Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document (it being agreed that as of the Closing Date, the only Credit Document is this Agreement) and each other document required to be delivered by Borrower to such Lender pursuant to Section 3.1.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent. (a) Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums, Securities, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Guaranty.

(a) Agents under Guaranty. Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty. Subject to Section 10.5, without further written consent or authorization from any Lender, Administrative Agent may execute any documents or instruments necessary to release any Guarantors from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower and Administrative Agent hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Lender in accordance with the terms hereof.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction, of Administrative Agent.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one counsel, one special counsel, local counsel in each applicable jurisdiction and one additional counsel for each affected Person in the case of an actual or potential conflict of interest, to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers engaged or hired by any Credit Party or Agent; (e) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default or, solely with respect to costs and expenses of any Agent, a Default, all reasonable costs and expenses, including reasonable attorneys’ fees (provided that the fees of separate attorneys for Lenders or groups of Lenders will only be covered under this Section (f) if such attorneys are necessary or reasonably desirable due to conflicts of interests or disagreements amongst the Lenders) and costs of settlement, incurred by any Agent or Lender in enforcing any Loan Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default or, solely with respect to costs and expenses of any Agent, Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that notwithstanding anything in the foregoing to the contrary, Borrower will not be obligated to pay any expenses of any Lender (other than the Administrative Agent) on or prior to the Closing Date.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction, of that Indemnitee or its directors, officers, affiliates or employees. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. [Reserved]

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Except as provided in Section 5.10, subject to the additional requirements of Sections 10.5(b) and 10.5(c), and except as provided in Section 8.2, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, (ii) to provide for the assumption of the Borrower’s or a Guarantor’s obligations to the Lenders by a successor to the Borrower or such Guarantor pursuant to Section 6.15, and (iii) to make any change that would provide additional rights or benefits to the Lenders or that does not adversely affect the legal rights hereunder of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Loan Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) make any Loan payable in money other than Dollars;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of Section 2.13, Section 8.2, this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(ix) release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Section 7.13 or Section 11 that adversely affects the rights of the Lenders without the consent of Lenders holding more than 75% of the Loans then outstanding;

(ii) [Reserved];

(iii) [Reserved];

(iv) [Reserved];

(v) [Reserved]; or

(vi) amend, modify, terminate or waive any provision of Section 2.16(g) or Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders, and any such purported assignment or delegation in breach of this Section 10.6(a) shall be of no force and effect. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement or any settlement confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Loan Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Affiliate of such Lender, upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any other Person meeting the criteria of clauses (i) or (ii) of the definition of the term of “Eligible Assignee”, upon the giving of notice to Borrower and Administrative Agent; provided further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1.0 million (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Loan Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Loan Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Section 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign and/or pledge all or any portion of its Loans, the other Loan Obligations owed by or to such Lender, and its Loan Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.20, 10.2, 10.3, 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3, 9.5 and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Loan Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent, and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public Information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Loan Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Integration. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. In the event that any provision of any Exhibit to this Agreement is deemed to conflict with this Agreement, the provisions of this Agreement shall control.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

10.24. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Borrower to the Administrative Agent to take any action under this Agreement, the Borrower shall furnish to the Administrative Agent:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Administrative Agent (which must include the statements set forth in Section 10.25 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Agreement relating to the proposed action have been satisfied; and

(2) in connection with an action under Sections 5.10, 6.17, 7.12 hereof, and any other action hereunder for which the Administrative Agent reasonably requests, an Opinion of Counsel in form and substance reasonably satisfactory to the Administrative Agent (which must include the statements set forth in Section 10.25 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

10.25. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11. SUBORDINATION

11.1. Agreement to Subordinate. Borrower agrees, and the Administrative Agent and each Lender agrees, that the Indebtedness evidenced by the Loans is subordinated in right of payment, to the extent and in the manner provided in this Section 11, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

11.2. Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Borrower or its property, in an assignment for the benefit of creditors or any marshaling of Borrower’s assets and liabilities:

a.
holders of Senior Debt will be entitled to receive payment in full of all obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the Lenders will be entitled to receive any payment with respect to the Loans (except that Lenders may receive and retain Permitted Junior Securities); and

b.
until all obligations with respect to Senior Debt (as provided in clause (a) above) are paid in full, any distribution to which Lenders would be entitled but for this Section 11 will be made to holders of Senior Debt (except that Lenders may receive and retain Permitted Junior Securities), as their interests may appear.

11.3. Default on Designated Senior Debt. Borrower may not make any payment or distribution to the Administrative Agent or any Lender in respect of Obligations with respect to the Loans in Cash or property and may not acquire, prepay or retire any Loans for cash or property (other than Permitted Junior Securities) until all principal and other obligations with respect to the Senior Debt then due have been paid in full if:

(a)	payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Designated Senior Debt; or

(b)
any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Borrower (with a copy to the Administrative Agent) receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt. If the Borrower receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 11.3 unless and until (A) at least 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, premium, if any, and interest on the Loans that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Borrower may be, or may be made, the basis for a subsequent Payment Blockage Notice.

Borrower may and will resume payments on and distributions in respect of the Loans and may acquire them upon the earlier of:

(a)	in the case of a payment default, upon the date upon which such default is cured or waived, or

(b)
in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated, if this Section 11 otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

11.4. Acceleration of Loans. If payment of the Loans is accelerated because of an Event of Default, Borrower will promptly notify holders of Senior Debt of the acceleration.

11.5. When Distribution Must Be Paid Over. In the event that any Lender receives any payment of any Obligations with respect to the Loans (other than Permitted Junior Securities) at a time when such payment is prohibited by Section 11.3 hereof, such payment will be held by such Lender, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the agreement, indenture or other document (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations then due in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the holders of Senior Debt, the Administrative Agent undertakes to perform only those obligations on the part of the Administrative Agent as are specifically set forth in this Section 11, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Agreement against the Administrative Agent. The Administrative Agent will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Administrative Agent pays over or distributes to or on behalf of Lenders or Borrower or any other Person money or assets to which any holders of Senior Debt are then entitled by virtue of this Section 11.

11.6. Notice by Borrower. Borrower will promptly notify the Administrative Agent and the Lenders of any facts known to Borrower that would cause a payment of any Obligations with respect to the Loans to violate this Section 11, but failure to give such notice will not affect the subordination of the Loans to the Senior Debt as provided in this Section 11.

11.7. Subrogation. After all Senior Debt is paid in full and until the Loans are paid in full, Lenders will be subrogated (equally and ratably with all other Indebtedness pari passu with the Loans) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Lenders have been applied to the payment of Senior Debt. A distribution made under this Section 11 to holders of Senior Debt that otherwise would have been made to Lenders is not, as between Borrower and Lenders, a payment by Borrower on the Loans.

11.8. Relative Rights. This Section 11 defines the relative rights of Lenders and holders of Senior Debt. Nothing in this Agreement will:

(a)	impair, as between Borrower and Lenders, the obligation of Borrower, which is absolute and unconditional, to pay principal of, premium and interest on, the Loans in accordance with their terms;

(b)	affect the relative rights of Lenders and creditors of Borrower other than their rights in relation to holders of Senior Debt; or

(c)
prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Lenders.

If Borrower fails because of this Section 11 to pay principal of, premium or interest on, a Loan on the due date, the failure is still a Default or Event of Default.

11.9. Subordination May Not Be Impaired by Borrower. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Loans may be impaired by any act or failure to act by Borrower or by the failure of Borrower to comply with this Agreement.

11.10. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of Borrower referred to in this Section 11, the Administrative Agent and the Lenders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Administrative Agent or to the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 11.

11.11. Rights of Administrative Agent and Paying Agent. Notwithstanding the provisions of this Section 11 or any other provision of this Agreement, the Administrative Agent will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Administrative Agent, and the Administrative Agent may continue to make payments on the Loans, unless the Administrative Agent has received at its Corporate Trust Office at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Loans to violate this Section 11. Only Borrower or a Representative may give the notice. Nothing in this Section 11 will impair the claims of, or payments to, the Administrative Agent under or pursuant to Section 7.07 hereof.

The Administrative Agent in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not the Administrative Agent. Any Agent may do the same with like rights.

11.12. Amendments. The provisions of this Section 11 may not be amended or modified without the written consent of the holders at least 75% of the aggregate principal amount of all Senior Debt.

[Remainder of page intentionally left blank]

NEWSTONE CAPITAL PARTNERS, L.P.,
as a Lender

By:	Newstone Partners, LP
Its:	General Partner

By:	Newstone Capital Partners, LLC
Its:	General Partner

By:
Name:
Title:

Signature page to Subordinated Loan Agreement

APPENDIX A
TO SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

Commitment

Lender	Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$38,695,442.97	32.2%
TCW/Crescent Mezzanine Partners IV, L.P.	$14,687,949.05	12.2%
TCW/Crescent Mezzanine Partners IVB, L.P.	$10,786,152.28	9.0%
MAC Capital, Ltd.	$2,830,455.70	2.4%
GS Direct, L.L.C.	$18,000,000.00	15.0%
Newstone Capital Partners, L.P.	$35,000,000.00	29.2%
Total	$120,000,000.00	100%

APPENDIX A

APPENDIX B
TO SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Aeroflex Incorporated
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention: Mr. Hugh Evans

35 South Service Road
P.O. Box 6022
Plainview, New York 11803
Facsimile No.: (516) 694-0658
Attention: John Adamovich, Jr.

AX HOLDING CORP.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue, 41st Floor
New York, NY 10022
Attention: Mr. Hugh Evans

in each case, with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Benjamin Polk, Esq.
Facsimile: 212-593-5955

Signature page to Subordinated Loan Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
Lead Arranger and Syndication Agent’s Principal Office, as Administrative Agent and as a Lender:

Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co. 30
Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Facsimile: (212) 357-4597
Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:

Goldman Sachs Credit Partners L.P. 1
New York Plaza
New York, New York 10004
Attention: Elizabeth Fischer
Facsimile No.: (212) 902-3000

in each case, with a copy to:

Latham & Watkins LLC
885 Third Avenue
New York, NY 10022
Attention: Marc Jaffe
Fascimile No.: (212) 751-4864

GS DIRECT, L.L.C.
85 Broad Street, 10th Floor
New York, NY 10004
Attention: Christine Vollertsen
T: 212-902-9218
F: 212-357-5505

with a copy to:

Fried, Frank, Harris, Shriver & Jaccobson LLP
One New York Plaza
New York, NY 10004
Attention: F. William Reindel, Esq.
Telephone: (212) 859-8189
Fax: (212) 859-4000

APPENDIX B-2

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.
200 Park Avenue
Suite 2200
New York, NY 10166
Attention. Joseph A Kaufman
Facsimile No.: (212) 771-4551
joseph.kaufman@tcw.com

TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P.
200 Park Avenue
Suite 2200
New York, NY 10166
Attention: Joseph A. Kaufman
Facsimile No.: (212) 771-4551
joseph.kaufman@tcw.com

in each case, with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Stan Johnson
Facsimile No.: (212) 407-4990
sjohnson@loeb.com

MAC CAPITAL, LTD
c/o Wells Fargo Bank, National Association
9062 Old Annapolis Road Columbia,
MD 21045 Attn: Teresa Galindez
Telephone: (713) 243-4130
Facsimile No.: (866) 471-4103
Maria.T.Galindez@wellsfargo.com

with a copy to

MAC CAPITAL, LTD
c/o Trust Company of the West
200 Park Avenue, Suite 2200
New York, NY 10166
Attn: Scott Feldman
Telephone: (212) 771-4158
Facsimile No.: (212) 771-4089
scott.feldman@tcw.com

APPENDIX B-3

NEWSTONE CAPITAL PARTNERS, L.P.
11111 Santa Monica Boulevard, Suite 1100
Los Angeles, CA 90025
Attention: Jeff Morales
Telephone: (310) 689-1719
Facsimile: (310) 689-1717
Email: jjm@newstonecapital.com

with a copy (which shall not constitute notice) to:

Proskaur Rose
2049 Century Park East, 32nd Floor
Los Angeles, CA 90067
Attention: Neil Cummings
Telephone: 310-284-5628
Facsimile No.: 310-557-2193

APPENDIX B-4

Schedule 4.1
Jurisdictions of Organization and Qualification

Active Company Subsidiaries

Subsidiary name	Jurisdiction of incorporation
Aeroflex / Inmet, Inc.	Michigan California
Aeroflex / Metelics, Inc.	Michigan Michigan
Aeroflex / KDI, Inc.	Hong Kong England
Aeroflex / Weinschel, Inc.	New York England
Aeroflex Asia Ltd.
Aeroflex Asia Pacific, Ltd.	England
Aeroflex Bloomingdale, Inc.	Delaware
Aeroflex Burnham Limited - (fka Racal	France
Instruments Wireless Solutions Limited)	Germany
Aeroflex Cambridge, Ltd.	Delaware
Aeroflex Colorado Springs, Inc.	England
Aeroflex France SAS	China
Aeroflex GMBH	Michigan
Aeroflex Incorporated	Delaware
Aeroflex International Ltd. ("Stevenage")	Ohio
Aeroflex Microelectronic (Nanjing) Co., Ltd.	Luxembourg
Aeroflex Microelectronics Solutions, Inc.	Delaware
Aeroflex Plainview, Inc.	Spain
Aeroflex Powell, Inc.	England
Aeroflex SARL	Delaware
Aeroflex Systems Corp.	Delaware
Aeroflex Technologies, S.A	Delaware
Aeroflex Test Solutions, Limited
Aeroflex Wichita, Inc.	Delaware
AIF Corp
AX Acquisition Corp. (to be merged into	France
Aeroflex Incorporated at closing)	England
AX Holding Corp. (parent of Aeroflex	Kansas
Incorporated)	Delaware
Europtest, S.A.	Michigan
IFR Finance Limited Partnership	China
IFR Finance, Inc.	New Hampshire
IFR Systems, Inc.	China
MCE Asia, Inc.	England
MCE Technologies (Nanjing) Co., Ltd.
Micro-Metrics, Inc.
RIL Asia Pacific Ltd
WSG Finance Limited Partnership

Inactive Company Subsidiaries

Aeroflex International Inc	Delaware
Aeroflex Milan SRL	Italy
Aeroflex Properties Corp.	New York
Comar Products Inc	New Jersey
Comstron International	France
Harx Inc	New York
Korfund Dynamics Company Inc.	New Jersey
MCE Europe, Inc.	Michigan
MCE Microwave Ltd	England
MCE/DML Microwave Ltd	England
Old Corp.	New York
T-Cas Corp	Virginia
T-Cas International Inc	U.S. Virgin Islands

Schedule 4.2
Equity Interests and Ownership

None.

Schedule 4.13
Properties

None.

Schedule 4.21
Certain Fees

The Borrower has agreements with Bear Stearns relating to payments to be made upon consummation of the Merger, which payments were made at closing.

Schedule 4.27
Unrestricted Subsidiaries

Aeroflex International Inc
Aeroflex Milan SRL
Aeroflex Properties Corp.
Comar Products Inc
Comstron International
Harx Inc
Korfund Dynamics Company Inc.
MCE Europe, Inc.
MCE Microwave Ltd
MCE/DML Microwave Ltd
Old Corp.
T-Cas Corp
T-Cas International Inc

EXHIBIT A TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE AND LETTER OF DIRECTION

Reference is made to the Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AEROFLEX INCORPORATED, a Delaware corporation, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on September 21, 2007 (the “Credit Date”), the proceeds of which will be used on the Credit Date (i) to repay in full the entire principal amount of indebtedness owed by the Borrower under the Exchangeable Senior Subordinated Unsecured Credit Facility (as defined in the Credit Agreement) and (ii) to pay related transaction costs, fees, commissions and expenses in connection herewith:

Loans:	$[___,___,___]

Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Borrower hereby irrevocably authorizes and directs the Administrative Agent to disburse the proceeds of the Loans described in this Funding Notice and Letter of Direction pursuant to the instructions set forth on the Exhibit A attached hereto.

[Remainder of page left intentionally blank]

EXHIBIT A-1

Date: September 21, 2007	AEROFLEX INCORPORATED

By:
Name:
Title:

EXHIBIT A-2

EXHIBIT B TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

FORM OF LOAN NOTE

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT [JOHN ADAMOVICH, JR.], THE CHIEF FINANCIAL OFFICER OF THE BORROWER, AT [35 SOUTH SERVICE ROAD, P.O. BOX 6022, PLAINVIEW, NY 11803], [516-752-2320], WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

$[___,      ,___]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, AEROFLEX INCORPORATED, a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [     DOLLARS] ($[___,____,___]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent.

This Loan Note is one of the “Loan Notes” in the aggregate principal amount of $    [ ,___,______] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Loan Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Loan Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Loan Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Loan Note.

This Loan Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

EXHIBIT B-1

The terms of this Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Loan Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Loan Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay costs and expenses, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Loan Note. Borrower and any endorsers of this Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AEROFLEX INCORPORATED

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

[Reserved]

EXHIBIT C-1

EXHIBIT D TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

[Opinions Of Counsel]

EXHIBIT D-1

EXHIBIT E TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Aeroflex Incorporated

4.	Administrative Agent:	Goldman Sachs Credit Partners L.P., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $120,000,000 Senior Subordinated Unsecured Credit and Guaranty Agreement dated as of September 21, 2007 among Aeroflex Incorporated, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders parties thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, and the other agent parties thereto

6.	Assigned Interest:

EXHIBIT E-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans	Percentage Assigned of Commitment/Loans[1]

Loan Commitment	$	$		%
Loan Commitment	$	$		%
Loan Commitment	$	$		%

Effective Date:_______________ , 20__  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT E-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

GOLDMAN SACHS CREDIT PARTNERS L.P., as
Administrative Agent

By:
Title:

EXHIBIT E-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1 With respect to Assigned Interests for Loans, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.
 General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT E-4

EXHIBIT F TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AEROFLEX INCORPORATED, a Delaware corporation, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT G-1 TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN ITS CAPACITY AS AN OFFICER OF THE BELOW MENTIONED ENTITY AND NOT IN ITS INDIVIDUAL CAPACITY AS FOLLOWS:

1. I am the chief financial officer of AEROFLEX INCORPORATED, a Delaware corporation (“Borrower”).

2. I have reviewed the terms of Section 3 of the Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, and the definitions and provisions contained in such Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to certify as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower, that as of the date hereof:

(i) the representations and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date;

(ii) no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and

(iii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

(iv) each of the conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or waived.

4. Each Credit Party has requested Schulte, Roth & Zabel LLP to deliver to Agents and Lenders on the Closing Date favorable written opinions setting forth substantially the matters in the opinions designated in Exhibit D annexed to the Credit Agreement, and as to such other matters as the Sole Syndication Agent and Administrative Agent may reasonably request.

5. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements and (b) the pro forma financial statements, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements.

EXHIBIT G-1-1

The foregoing certifications are made and delivered as September 21, 2007.

AEROFLEX INCORPORATED

Name:
Title:

EXHIBIT G-1-2

EXHIBIT G-2 TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am an Authorized Officer of AEROFLEX INCORPORATED., a Delaware corporation (“Borrower”).

2. Reference is made to that certain Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AEROFLEX INCORPORATED, a Delaware corporation, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, solely in my capacity as an Authorized Officer of the Borrower and not in my individual capacity, that as of the date hereof, after giving effect to the financings and the other transactions contemplated by the Credit Documents, each of the Borrower and its Subsidiaries on a consolidated basis are and will be Solvent.

The foregoing certifications are made and delivered as of September 21, 2007.

[Remainder of page intentionally left blank]

EXHIBIT G-2-1

AEROFLEX INCORPORATED

Name:
Title:

EXHIBIT G-2-2

EXHIBIT H TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated__, 200_ (this “Counterpart Agreement”) is delivered pursuant to that certain Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among AEROFLEX INCORPORATED, a Delaware corporation, as Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) represents and warrants that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Remainder of page intentionally left blank]

EXHIBIT H-1

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as
of the date above first written:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent

By:
Name:
Title:

EXHIBIT H-2

EXHIBIT I TO
SENIOR SUBORDINATED UNSECURED
CREDIT AND GUARANTY AGREEMENT

[Preliminary Offering Circular dated July 13, 2007]

EXHIBIT I-1